Exhibit No. 99

Press Release

Contact:	MW Bancorp, Inc.
Gregory P. Niesen, President and Chief Executive Officer
(513) 231-7871

MW Bancorp, Inc. Reports Results for the Year Ended June 30, 2016

Cincinnati, Ohio – August 18, 2016 – MW Bancorp, Inc. (the “Company”) (OTC: MWBC), the parent company of Watch Hill Bank (the “Bank”), today reported net income of $689,000, or $0.85 per diluted share, for the year ended June 30, 2016. Net income increased by $544,000, compared to the year ended June 30, 2015.

The increase in net income for the year ended June 30, 2016, compared to the year ended June 30, 2015, was due primarily to recognition of a $713,000 tax benefit related to the partial reversal of the impairment valuation allowance on the Company’s deferred tax assets, along with increases of $324,000 in net interest income and $192,000 in non-interest income, which were partially offset by a $707,000 increase in non-interest expense. Interest income increased $528,000, or 15.4%, for the year ended June 30, 2016, compared to the year ended June 30, 2015, primarily due to a $514,000 increase in interest on loans. Total interest expense increased $204,000, or 20.4%, for the year ended June 30, 2016, over the year ended June 30, 2015, due primarily to an increase in interest expense on deposits of $169,000, or 23.9%. Non-interest income increased $192,000, or 103.2%, for the year ended June 30, 2016 over the year ended June 30, 2015, primarily due to a $169,000 increase in gain on sale of loans. Non-interest expense increased $707,000, or 29.1%, for the year ended June 30, 2016 compared to the year ended June 30, 2015. This increase was primarily due to increases of $375,000, or 26.7%, in salaries, employee benefits and directors fees expense, as the Company increased staffing levels and bonus and incentive compensation, and $96,000, or 71.1%, in occupancy and equipment expense, due primarily to costs associated with the Company’s new office location which opened in September 2015, along with additional costs related to the Company’s overall growth and public reporting requirements.

The Company reported total assets of $119.0 million at June 30, 2016, an increase of $12.2 million, or 11.4%, over June 30, 2015. Total loans increased by 14.5% to $101.7 million; total deposits increased by 13.0% to $77.2 million; and stockholders’ equity increased by 2.9% to $16.1 million at June 30, 2016 compared to June 30, 2015.

Total nonperforming loans were $1.2 million at June 30, 2016, compared to $1.1 million at June 30, 2015. Classified loans totaled $1.5 million at June 30, 2016, compared to $1.8 million at June 30, 2015, and total loans past due greater than 30 days were $601,000 and $309,000 at those respective dates. The Company had net recoveries totaling $20,000 for the year ended June 30, 2016, compared to net recoveries of $30,000 for the year ended June 30, 2015. As a percentage of nonperforming loans, the allowance for loan losses was 135.2% at June 30, 2016, compared to 147.7% at June 30, 2015.

The Company was formed in 2014 to serve as the stock holding company for the Bank following its mutual-to-stock conversion, which was completed effective January 29, 2015. The Company issued 876,163 shares at an offering price of $10.00 per share. Proceeds of the offering, net of offering costs and shares acquired by the ESOP, totaled $6.7 million. In May 2016, the Company repurchased 20,000 shares of its common stock pursuant to its previously announced stock repurchase program.

Information contained in this press release may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risks, uncertainties, and assumptions. Such forward-looking statements in this release are inherently subject to many uncertainties arising in MW Bancorp's operations and business environment. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on MW Bancorp's operating results, performance or financial condition are competition, the demand for our products and services, our ability to maintain current deposit and loan levels at current interest rates, deteriorating credit quality, including changes in the interest rate environment reducing interest margins, changes in prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions, our ability to maintain required capital levels and adequate sources of funding and liquidity, our ability to secure confidential information through the use of computer systems and telecommunications networks, and other factors as set forth in filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended June 30, 2015. MW Bancorp undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

MW Bancorp, Inc.
Condensed Consolidated Statements of Income
For the Years Ended June 30, 2016 and 2015
(In thousands, except share data)

	Year Ended June 30,
	2016	2015
	(Unaudited)

Interest Income
Loans, including fees	$3,712	$3,198
Taxable securities	98	104
Interest-bearing deposits	140	120

Total interest income	3,950	3,422

Interest Expense
Deposits	877	708
Federal Home Loan Bank advances	329	294

Total interest expense	1,206	1,002

Net Interest Income	2,744	2,420

Provision for Loan Losses	13	35

Net Interest Income After Provision for Loan Losses	2,731	2,385

Noninterest Income
Gain on sale of loans	219	50
Gain on sale of foreclosed assets, net	21	15
Income from Bank owned life insurance	94	92
Other operating	44	29

Total noninterest income	378	186

Noninterest Expense
Salaries, employee benefits and directors fees	1,777	1,402
Occupancy and equipment	231	135
Data processing	143	97
Franchise taxes	95	64
FDIC insurance premiums	78	70
Professional services	398	296
Advertising	56	43
Office supplies	51	24
Business entertainment	49	40
Other	255	255

Total noninterest expense	3,133	2,426

Income (Loss) Before Federal Income Tax Benefit	(24)	145

Federal Income Tax Benefit	(713)	-

Net Income	$689	$145

Basic earnings per share	$0.86	N/A
Diluted earnings per share	$0.85	N/A

Weighted-average shares outstanding
Basic	804,698	N/A
Diluted	808,192	N/A

MW Bancorp, Inc.
Condensed Consolidated Balance Sheets
June 30, 2016 and 2015
(In thousands, except share data)

	June 30,
Assets	2016	2015
	(Unaudited)

Cash and cash equivalents	$3,672	$3,665
Interest-bearing time deposits in other financial institutions	2,100	3,100
Available-for-sale securities	3,465	4,295
Held-to-maturity securities	986	1,551
Loans, net of allowance for loan losses of $1,635 and $1,602	101,709	88,878
Premises and equipment, net	1,158	322
Federal Home Loan Bank stock, at cost	1,192	1,164
Foreclosed assets, net	-	104
Other assets	4,012	3,750
Deferred tax assets, net	713	-

Total assets	$119,007	$106,829

Liabilities and Shareholders' Equity

Liabilities
Deposits	$77,214	$68,352
Federal Home Loan Bank advances	25,319	22,360
Other liabilities	356	447

Total liabilities	102,889	91,159

Shareholders' Equity
Preferred stock	-	-
Common stock	9	9
Additional paid-in capital	7,400	7,386
Shares acquired by ESOP	(666)	(701)
Retained earnings	9,756	9,067
Accumulated other comprehensive loss	(79)	(91)
Treasury stock	(302)	-

Total shareholders' equity	16,118	15,670

Total liabilities and shareholders' equity	$119,007	$106,829

MW Bancorp, Inc.
Selected Performance Ratios
At or For the Years Ended June 30, 2016 and 2015

	At or for the years ended
	June 30,
	2016	2015
Performance Ratios:
Return on average assets (ratio of net income
to average total assets)	0.61%	0.15%
Return on average equity (ratio of net income
to average total equity)	4.36%	1.32%
Interest rate spread (1)	2.30%	2.36%
Net interest margin (2)	2.45%	2.55%
Loans to deposits	133.68%	131.97%
Average equity to average total assets	13.89%	11.57%

Asset Quality Ratios:
Non-performing assets to total assets	1.02%	1.31%
Non-performing loans to total loans	1.17%	1.20%
Allowance for loan losses to non-performing loans	135.24%	147.65%
Allowance for loan losses to total loans	1.58%	1.77%
Net charge-offs (recoveries) to average outstanding loans	-0.02%	-0.04%

Capital ratios:
Equity to total assets at year end	13.54%	14.67%
Total capital to risk weighted assets (3)	19.70%	23.10%
Tier 1 capital to risk-weighted assets (3)	18.40%	21.80%
Common equity to risk-weighted assets (3)	18.40%	21.80%
Tier 1 capital to average assets (3)	12.10%	13.70%

(1) The interest rate spread represents the difference between the average yield on interest-
earning assets and the average cost of interest-bearing liabilities for the period.
(2) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3) Bank only capital ratios are presented.